Exhibit 99.1

Attitude Drinks Incorporated Announces Reverse Stock Split

Palm Beach Gardens, FL, July 7, 2010. Attitude Drinks Incorporated (the “Company”) (OTCBB:ATTD) announced today that its board of directors has approved a one-for-twenty reverse stock split of its common stock effective as of the open of trading on July 7, 2010.  As reported on the Company’s Definitive Schedule 14C filed with the Securities and Exchange Commission on March 8, 2010, stockholders of the Company holding a majority of its voting power approved a proposal authorizing the board of directors, in their sole discretion, to effect a reverse split of the Company's outstanding common stock at a ratio within a specified range.

In the reverse split, each twenty (20) shares of the Company’s common stock issued and outstanding will be combined into one (1) share of common stock. Following the reverse split, the total number of shares outstanding will be reduced to approximately 5,093,061 shares (not including any adjustments for issuances of fractional shares). Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment will be adjusted accordingly. These adjustments may include adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of the securities, and the applicable exercise or purchase price as well as other adjustments. Pursuant to the terms and conditions of the Company’s outstanding Series A Convertible Preferred Stock, the conversion rate and the voting rights of the Series A will not adjust as a result of the reverse stock split. Further, the authorized but unissued Series A will not adjust as a result of the reverse stock split.

As a result of the reverse stock split, holders of certificates representing shares of "old" common stock prior to the effective date have the right to receive, upon surrender of those certificates, "new" shares of common stock at the ratio of one share of "new" common stock for every twenty shares of "old" common stock. There will be no change to the authorized shares of common stock of the Company as a result of the reverse stock split and any fractional shares will be rounded up, so that no shareholder shall have less than 1 share after the effectiveness of the reverse split.

The Company's transfer agent will act as "exchange agent" for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse shares in accordance with a letter of transmittal to be sent by the Company. The Company’s transfer agent is Pacific Stock Transfer Company, located at 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119, where its phone number is 702-361-3033 and its facsimile is 702-433-1979.

For a 20 trading day period beginning on July 7, 2010, the Company's common stock will trade on a post-split basis under the trading symbol "ATTDD" as an interim symbol to denote the reverse split. After this 20 trading day period, the Company’s common stock will resume trading under the symbol "ATTD."  The new CUSIP number for the common stock is 049838204.